                                                                    EXHIBIT 99.1


CONTACT:         ROBERT L. MCCORMICK, JR., PRESIDENT & C.E.O.
                 KERBY CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
TELEPHONE:       (405) 372-2230
RELEASE DATE:    SEPTEMBER 23, 1997


                            SOUTHWEST BANCORP, INC.
         ANNOUNCES SIGNIFICANT LOAN LOSS AND PROVISION FOR LOAN LOSSES


Notice: Forward-looking information. This press release contains forward-looking
-----------------------------------
financial information, including statements of expected future earnings, provisions for loan losses, problem loan ratios, gains on an anticipated sale of assets, and other forward-looking information. This information is based upon matters which, by their nature, are subject to uncertainties. Because of these uncertainties, the actual future results may differ materially from those indicated.

Southwest Bancorp, Inc. (NASDAQ: OKSB, OKSBP OKSBO), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company (the "Bank"), announced today that it would record a loan loss provision in the third quarter that is significantly larger than historical provisions. The provision for loan losses for the quarter is expected to be $5.1 million, compared with a provision of $801,000 for the second quarter of 1997 and $775,000 for the third quarter of 1996. The provision for loan losses for the first nine months of 1997 is expected to total $8.9 million compared with a provision of $2.4 million for the same period of 1996. The year-to-date 1997 provision also reflects an unusually large provision recorded in the first quarter of the year.

As a result of this provision, management expects that the Company will record a net loss for the quarter of approximately $500,000 and that net loss attributable to common shares will approximate $900,000 or $0.24 per share. For the first nine months of 1997, management expects that the Company will record net income of $1.9 million, and net income available for common shares of $700,000, or $0.18 per share. For 1996, third quarter net income was $1.6 million, third quarter net income available to common shares was $1.2 million, or $0.32 per share, net income for the first nine months was $5.5 million, and net income available to common shares for the first nine months was $4.3 million or $1.15 per share. Actual results for periods ending on September 30, 1997 may vary from these estimates which are based upon a number of assumptions. The estimates of loss and income for the third quarter, and the first nine months of 1997 do not include the anticipated gain on sale of the Bank's credit card portfolio discussed below.

The Company has previously announced that negotiations were underway for the sale of the Bank's $18.5 million credit card portfolio. The estimated pretax gain on the sale of the credit card portfolio is expected to approximate $3.6 million. At this date, negotiations continue, and the Company believes that signing of the agreement for sale of the portfolio is imminent. The agreement, however, has not been signed. Management believes that a sale of the credit card portfolio is likely to be recorded in 1997, but is unable to provide assurance that it will be recorded in the third quarter. It is also possible, but believed by the Company to be less likely, that no sale, or a sale with less net gain, will occur.

The higher provision to be recorded in the third quarter is the amount deemed necessary by management to restore the allowance for loan losses to an appropriate level after charging-off substantially the entire balance of a group of related loans. These loans are not connected with the loans that resulted in the larger than normal provision for loan losses in the first quarter of this year. The related loans charged-off in the third quarter had outstanding balances immediately prior to charge-off of $4.8 million. These loans had been identified as problem loans since July 1994, and were the subject of specific allocations of the allowance for loan losses in view of the recognized problems, as shown below.

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

                                                                            At the quarter ended
                                        31-Dec-95   31-Mar-96   30-Jun-96  30-Sep-96   31-Dec-96   31-Mar-97  30-Jun-97  30-Sep-97
                                        -------------------------------------------------------------------------------------------
                                                                       (dollars rounded to thousands)
Potential problem loans not
   classified as nonperforming            $1,255      $1,488      $1,726     $1,571      $1,509      $1,488   $  139     $     -
Nonperforming loans:
   Nonaccrual                                  -       2,434       2,687      3,623       3,421       3,261    4,923           -
   Past due 90 days or more                    -           -           -          -           -           -        -           -
   Renegotiated loans                      2,996         552         543          -           -           -        -           -
                                        -------------------------------------------------------------------------------------------
      Total nonperforming loans            2,996       2,986       3,230      3,623       3,421       3,261    4,923           -
                                        -------------------------------------------------------------------------------------------
      Total problem loans                  4,251       4,474       4,956      5,194       4,930       4,749    5,062           -
Performing loans                             807         556         746          5           -           -        -           -
                                        -------------------------------------------------------------------------------------------
      Total related loans                  5,058       5,030       5,702      5,199       4,930       4,749    5,062           -
Specific allocations of the allowance
   for loan losses                         1,150       1,628       1,674      1,612       1,606       1,968    2,609           -
                                        -------------------------------------------------------------------------------------------
      Total related loans net of
        specific allocations              $3,908      $3,402      $4,028     $3,587      $3,324      $2,781   $2,453     $     -
                                        ===========================================================================================

The Bank had been monitoring the performance of the borrowers of these loans, and had been receiving timely audited and unaudited financial statements and other reports that indicated that the loans were not deteriorating. However, in the third quarter, management of the Bank learned that the borrowers had taken certain actions that raised serious doubts as to the collectibility of these loans. Management immediately began an investigation of the loans, which is continuing. In spite of the charge-offs recorded in the quarter, management of the Bank will vigorously pursue repayment of these loans and related costs to the Bank from the borrowers, related persons, and others who may be liable to the Bank, through all available legal avenues. Management of the Bank has not been able to determine the amount, if any, of repayments that are likely to be received based upon its investigation to date.

The Company's ratios relating to problem loans are expected to improve significantly following the expected additional provision for loan losses related to this charge-off and other charge-offs now anticipated for the quarter, as shown below:

                                                 Actual          Actual          Actual         Actual         Estimated
                                               30-Sep-96       31-Dec-96       31-Mar-97       30-Jun-97       30-Sep-97
                                               -------------------------------------------------------------------------
                                                                        (dollars rounded to thousands)
Nonperforming loans to total loans                 0.99%            1.03%           1.04%          1.47%            0.57%

Allowance for loan losses to total loans           1.14%            1.11%           1.25%          1.22%            1.12%

Allowance for loan losses to total
   nonperforming loans                           115.52%          107.37%         120.15%         82.86%          197.64%

Total loans                                    $614,183         $644,646        $676,499       $711,894         $718,500

Southwest Bancorp, Inc. is a publicly-owned company headquartered in Oklahoma. Its subsidiary, the Stillwater National Bank and Trust Company, operates six offices located in Stillwater, Tulsa, Oklahoma City and Chickasha, Oklahoma.